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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 - Amendment No. 1 of Krispy Kreme Doughnuts, Inc. of our report dated March 8, 2002 except Note 21 for which the date is March 27, 2002, relating to the financial statements, which appears in the Krispy Kreme Doughnuts, Inc.'s 2002 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended February 3, 2002. We also consent to the incorporation by reference of our report dated March 8, 2002 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PRICEWATERHOUSECOOPERS LLP

Greensboro, North Carolina
March 5, 2003